As filed with the Securities and Exchange Commission on February 12, 2014

Registration No. 333-139112

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gastar Exploration, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-0570897
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1331 Lamar Street, Suite 650

Houston, Texas 77010

(713) 739-1800

(Address, Including Zip Code and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

GASTAR EXPLORATION LTD.

2006 LONG-TERM STOCK INCENTIVE PLAN

(Full Title of the Plan)

J. Russell Porter

1331 Lamar Street, Suite 650

Houston, Texas 77010

(713) 739-1800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to

James M. Prince

Vinson & Elkins L.L.P.

1001 Fannin, 2500 First City Tower

Houston, Texas 77002

Telephone: (713) 758-2222

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment No. 4 (the “Post-Effective Amendment”) to the Form S-8 Registration Statement, Registration No. 333-139112, filed on December 4, 2006 (the “Registration Statement”), which registered an aggregate amount of 5,000,000 shares of common stock of Gastar Exploration, Inc. (formerly known as Gastar Exploration Ltd.) (the “Registrant”), par value $0.001 per share, is being filed in order to deregister securities remaining under such Registration Statement.

On January 31, 2014, pursuant to an Agreement and Plan of Merger, the Registrant merged with and into Gastar Exploration USA, Inc., a corporation duly organized and existing under the laws of the State of Delaware and a subsidiary of the Registrant (such transaction, the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to Item 512(a)(3) of Regulation S-K, the Registrant hereby removes from registration any and all securities of the Registrant previously registered but not sold or otherwise issued under the Registration Statement as of the filing of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-8 Registration Statement and has duly caused this Post-Effective Amendment to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 12, 2014.

GASTAR EXPLORATION INC.
in its capacity as the successor issuer of Gastar Exploration, Inc.

By:	/s/ J. Russell Porter
J. Russell Porter
President and Chief Executive Officer